EXHIBIT 10.3.1


                                                                March  15,  1999


Mr.  Robert  D.  Rockey,  Jr.
5000  North  Ocean  Boulevard
Myrtle  Beach,  SC  29577

Dear  Bob:

It was good to spend Friday morning with you. This letter will cover the items that you, Bettis and I discussed, plus those that we had previously covered. In this letter, we have assumed that Duck Head will be spun off to the Delta Woodside shareholders on or about July 3, 1999. A later paragraph will cover the contingency if that does not happen for some reason.

You  will  join  Duck  Head Apparel Company as Chairman & CEO.  Since you worked here all last week, we will make your effective date of employment March 8, 1999. Since you make your permanent home in Texas, we will pay you as a Texas resident. Your salary will be $500,000 per year, and we will guarantee you a bonus of $500,000 for performance during the first year after the spin-off. We will also pay you a salary and bonus at that rate for the remainder of the 1999 fiscal year.

The 1999 guaranteed bonus will cover the period of March 8 - July 3 (17 weeks) and will be paid one-half now, and one-half following the end of the period.

The 2000 fiscal year bonus of $500,000 will be paid quarterly, following completion of each fiscal quarter.

Beginning with the 2001 fiscal year, the bonus plan will be set by the Board of Directors.

We will reimburse you for all direct business expenses. In addition, we will provide you with an automobile, an apartment in the area, and commutation expenses. The total of these additional expenses is capped at $100,000 per year.


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Mr.  Robert  D.  Rockey
Page  2
March  15,  1999


The post spin-off Duck Head Apparel Company will establish an Incentive Stock Plan that will be like the one currently in place at Delta Woodside, but adapted to the new Duck Head company. You will be granted incentive shares valued at $200,000 of the new Duck Head Apparel Company. You will be able to add managers of the new Duck Head Apparel Company when you are ready. Enclosed is a copy of the Delta Woodside plan, which shows you how this works. The Delta Woodside plan works on a three-year cycle. However, in your personal situation, it will work on a two-year basis - 30% in each year for service and 40% for performance.

The new Duck Head Apparel Company will establish a Stock Option Plan in place - totaling 500,000 shares. The plan will be modeled after the existing Delta
Woodside plan. Twenty-five percent of these shares will be reserved for you. Initially, your participation will be based on a two-year performance goal established by the Board of Directors of the new Duck Head Apparel Company. You will determine the distribution of the remaining shares among your managers. Once earned, you will be fully vested in the shares and can exercise at any time with no termination date.

As part of your commitment to come on board as Chairman & CEO of Duck Head, the Board of the new Duck Head Apparel Company will grant you an option to purchase up to one million (1,000,000) shares of the new company for $10.00 per share (assuming the spun off stock is reduced by a multiple of 10 in a reverse split) at any time up to and including December 31, 1999. The proceeds of the stock sale to you would, of course, go into the Company to be used for general corporate purposes and would strengthen the Company's balance sheet.

You would be covered under the medical plan, which has a $200 deductible, 80% co-pay option, which should be comparable to your Levi coverage. Since our carrier (Blue Cross-South Carolina), does not have PPO coverage in Texas, all doctors you select will be considered qualified and the coverage will be at 80%.

Mr.  Robert  D.  Rockey
Page  3
March  15,  1999


We  can  also  provide  the  $1,000,000  life  insurance  program.

Our idea on Board composition would be you as Chair, offer the Delta Woodside Directors a seat, and have room to add additional directors as required (new investors, industry people, etc.).

We discussed the possibility of unforseen events occurring after you have joined the Company, which might prevent the spin-off from occurring. We do not think this will happen, but if it should, you would agree to run Duck Head as CEO of the division rather than as a stand-alone company. In the event this occurs, you will be elected a Director of Delta Woodside. You would participate in the Delta Woodside Incentive Stock Plan and Stock Option Plan at the appropriate level if the spin-off doesn't occur as planned.

I believe this covers all the points we discussed. We are excited, and ready to get started.

Best  regards.

                                   Sincerely  yours,


                                   /s/ E.  Erwin  Maddrey,  II
                                   President  &  CEO

EEM:hw

cc:  Ms.  J.  H.  Greer
     Mr.  B.  C.  Rainsford


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                                 EXHIBIT 10.3.2

                                                                October 19, 1999



Mr.  Robert  D.  Rockey,  Jr.
5000  North  Ocean  Boulevard
Myrtle  Beach,  SC  29577

Dear  Bob:

This letter is an addendum to my letter of March 15, 1999, and supersedes the paragraph in that letter that deals with the granting of an option to you to purchase up to one million shares of the new Duck Head company. The following paragraph replaces the one in my letter of March 15, 1999:

As part of your commitment to come on board as Chairman and CEO of Duck Head, the Board of the new Duck Head company will grant you an option to purchase up to one million (1,000,000) shares of the new company stock (assuming the spun-off stock is reduced by a multiple of 10 in a reverse split) at a price equal to the average daily closing stock price for the six-month period following the spin-off of Duck Head shares to the Delta Woodside stockholders. The option will be exercisable on the final day of the six-month option period and if not exercised, will expire. The proceeds of the stock sale to you would, of course, go into the Company to be used for general corporate purposes, and would strengthen the Company's balance sheet.

All  other  paragraphs  in  the  March  15,  1999,  letter  remain  the  same.

Best  regards.

                                   Sincerely  yours,



                                   /s/ E.  Erwin  Maddrey,  II
                                   President  &  CEO

EEM:hw

cc:  Ms.  J.  H.  Greer


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